State of Delaware
Secretary of State
Division of Corporations
Delivered 03:23 PM 02/01/2023
FILED 03:23 PM 02/01/2023
SR 20230337973 - File Number 5935285

AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
OMNILIT ACQUISITION CORP.

Pursuant to Section 242 of the
Delaware General Corporation Law

OMNILIT ACQUISITION CORP. (the "Corporation"), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

1. The name of the Corporation is OmniLit Acquisition Corp. The Corporation's Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on May 20, 2021 (the "Original Certificate"). An Amended and Restated Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on November 8, 2021 (the "Amended and Restated Certificate of Incorporation").

2. This Amendment to the Amended and Restated Certificate of Incorporation amends the Amended and Restated Certificate of Incorporation of the Corporation.

3. This Amendment to the Amended and Restated Certificate of Incorporation was duly adopted by the affirmative vote of the holders of 65% of the stock entitled to vote at a meeting of stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware (the "DGCL").

4. The text of Section 4.3(b)(i) of Article IV is hereby amended and restated to read in full as follows:

   Shares of Class B Common Stock shall be convertible into shares of Class A Common Stock on a one-for-one basis (the "***Initial Conversion Ratio***") (A) at any time and from time to time at the option of the holder thereof and (B) automatically on the closing of the Business Combination.

IN WITNESS WHEREOF, OmniLit Acquisition Corp. has caused this Amendment to the Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of this 26th day of January, 2023.

OMNILIT ACQUISITION CORP.

By: ______________________

Name:Al Kapoor
Title: Chief Executive Officer